                BlackRock Muni Intermediate Duration Fund, Inc.
                              File No. 811-21348
    Item No. 77Q1(d) (Copies of All Constituent Instruments Referred to in
                          Sub-Item 77I) -- Attachment

A copy of an amendment to the Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Muni Term Preferred Shares is attached under Sub-Item 77Q1(a).